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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                              OF SEQUENOM, INC.,
                            a Delaware corporation

          Sequenom, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Sequenom, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 14, 1994 and was amended pursuant to Certificates of Amendment of Certificate of Incorporation of the corporation filed with the Secretary of State of the State of Delaware on May 24, 1994, March 8, 1995, December 22, 1995, November 18, 1996, May 8, 1997, January 9,
1998 and September 2, 1998.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation was adopted by the corporation's Board of Directors and stockholders, the stockholders of the corporation having approved the Amended and Restated Certificate of Incorporation by the written consent of the holders of at least the required percentages of the outstanding shares in accordance with Section 228 thereof. The Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation.

          3. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

     FIRST:  The name of this corporation is Sequenom, Inc.

     SECOND: The address of this corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901. The name of its registered agent at such address is CorpAmerica, Inc.

     THIRD: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is 34,960,347 shares, consisting of 19,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), 1,650,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), 2,976,663 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock") and 4,679,834 shares of Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"), 6,153,850 shares of Series D Convertible Preferred Stock, par value $.001 per share (the "Series D Preferred Stock", and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the "Preferred Stock"), amounting to an aggregate par value of $34,960.347.
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     The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of stock of the Corporation shall be as follows:

     Section 1.     Liquidation Rights.
     ----------     ------------------

            (a)     Liquidation Payments.
                    --------------------

                    (i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series D Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to the greater of:

                        (1) $6.50 per share of the Series D Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series D Preferred Stock) plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series D Preferred Stock with respect to such liquidation, dissolution or winding up, or

                        (2) such amount per share of the Series D Preferred Stock as would have been payable had all shares of the Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 2 hereof, plus all dividends declared but unpaid on each share of the Series D Preferred Stock to and including the date full payment shall be tendered to the holders of the Series D Preferred Stock with respect to such liquidation, dissolution or winding up.

     If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series D Preferred Stock of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 1(a)(i).

                    (ii) After such payments shall have been made in full to the holders of the Series D Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of the Series D Preferred Stock so as to be available for such payments, the holders of shares of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to the greater of:

                        (1) $3.15 per share of the Series C Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series C Preferred Stock) plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up, or

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          (2) such amount per share of Series C Preferred Stock as would have been payable had all shares of the Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 2 hereof, plus all dividends declared but unpaid on each share of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up.

     If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series C Preferred Stock of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 1(a)(ii).

                    (iii) After such payments have been made in full to the holders of the Series D Preferred Stock and the Series C Preferred Stock or funds necessary for such payments have been set aside by the Corporation in trust for the account of the holders of the Series D Preferred Stock and the Series C Preferred Stock so as to be available for such payments, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to the greater of:

                          (1) $1.50 per share of the Series B Preferred Stock
(which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Preferred stock) plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up, or

                          (2) such amount per share of the Series B Preferred
Stock as would have been payable had all shares of the Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 2 hereof, plus all dividends declared but unpaid on each share of the Series B Preferred Stock to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up.

     If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of all amounts so distributable to them, then the entire remaining assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 1(a)(iii).

                    (iv) After such payments shall have been made in full to the holders of the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock so as to be available for such payments, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for

                                      -3-
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distribution to holders of the Corporation's capital stock of all classes an amount equal to the greater of:

                          (1) $0.50 per share of the Series A Preferred Stock
(which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, or

                          (2) such amount per share of the Series A Preferred
Stock as would have been payable had all shares of the Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 2 hereof, plus all dividends declared but unpaid on each share of the Series A Preferred Stock to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.

     If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of all amounts so distributable to them, then the entire remaining assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 1(a)(iv).

                    (v) After such payments shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

                    (vi) Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 2 below, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

                    (vii) The amounts payable with respect to shares of Preferred Stock under this Subsection 1(a) are sometimes hereinafter referred to as "Series D Liquidation Payments", "Series C Liquidation Payments", "Series B Liquidation Payments" and "Series A Liquidation Payments", respectively, and together are sometimes hereinafter referred to as the "Liquidation Payments".

            (b)     Distributions Other than Cash.  Whenever the distributions
                    -----------------------------
provided for in this Section 1 shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

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            (c)     Merger as Liquidation, etc.  The merger or consolidation of
                    --------------------------
the Corporation into or with another corporation (except a merger in which (i) the Corporation is the surviving corporation, (ii) there is no change in the terms, including without limitation the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of any class or series of capital stock of the Corporation, (iii) there is not issued any capital stock of the Corporation senior in any respect to the Preferred Stock, or any rights, options, warrants or securities exercisable or exchangeable for or convertible into any such capital stock, and (iv) the holders of capital stock of the Corporation immediately prior to such merger continue to hold at least eighty percent (80%) in voting power of the Corporation immediately after the merger), or the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 1 with respect to an outstanding series of Preferred Stock, unless the holders of at least two-thirds of the then outstanding shares of that series of Preferred Stock elect to the contrary, such election in each such case to be deemed made upon receipt of notice thereof by the Corporation at least three days before the effective date of such event. Unless such election is made, any amounts received by the holders of the Preferred Stock as a result of such merger or consolidation shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward, the Liquidation Payments attributable to such shares of Preferred Stock in the order of preference set forth in Subsection 1(a).

            (d)     Notice.  Notice of any proposed liquidation, dissolution or
                    ------
winding up of the affairs of the Corporation (including any merger, consolidation or sale of assets which may be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation under Subsection 1(c)), stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be sent to the holders of record of the Preferred Stock not less than twenty (20) days prior to the payment date stated therein. Any holder of outstanding shares of Preferred Stock may waive any notice required by this Subsection by a written document specifically indicating such waiver.

     Section 2.     Conversion.  The holders of Preferred Stock shall have
     ---------      ----------
conversion rights as follows (the "Conversion Rights"):

            (a)     Right to Convert; Conversion Price.  Each share of Preferred
                    ----------------------------------
Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in accordance with the following:

                    (i) in the case of the Series D Preferred Stock, by dividing $6.50 by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series D Preferred Stock without the payment of any additional consideration by the holder thereof (the "Series D Conversion Price") shall initially be $6.50 per share of Common Stock. Such initial Series D Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series D Preferred Stock is convertible, as hereinafter provided.

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                    (ii)  in the case of the Series C Preferred Stock, by
dividing $3.15 by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred Stock without the payment of any additional consideration by the holder thereof (the "Series C Conversion Price") shall initially be $3.15 per share of Common Stock. Such initial Series C Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series C Preferred Stock is convertible, as hereinafter provided.

                    (iii) in the case of the Series B Preferred Stock, by dividing $1.50 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock without the payment of any additional consideration by the holder thereof (the "Series B Conversion Price") shall initially be $1.50 per share of Common Stock. Such initial Series B Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

                    (iv) in the case of the Series A Preferred Stock, by dividing $0.50 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock without the payment of any additional consideration by the holder thereof (the "Series A Conversion Price") shall initially be $0.50 per share of Common Stock. Such initial Series A Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.

            (b)     Automatic Conversion.  Each share of Preferred Stock shall
                    --------------------
automatically be converted into shares of Common Stock at the applicable Conversion Price for its series then in effect upon:

                    (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price per share (prior to underwriter commissions and discounts) of not less than $10.00 (as adjusted pursuant to Subsection 2(e)(vi) hereof to reflect any stock dividends, distributions, combinations, reclassifications or other like transactions effected by the Corporation in respect of its Common Stock) and with gross proceeds to the Corporation of not less than $20,000,000 (in the event of which offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted that Preferred Stock until the closing of such offering); or

                    (ii) with respect to any particular series of Preferred Stock, the written election of the holders of not less than two-thirds of the then outstanding shares of such series of Preferred Stock to require such mandatory conversion.

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            (c)     Mechanics of Optional Conversions.  Before any holder of
Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall send notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. On the date of conversion, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted and cash in an amount equal to all dividends declared but unpaid thereon and any and all other amounts owing with respect thereto at such time. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. No fractional share of Common Stock shall be issued upon the optional conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price then in effect. The Corporation shall, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Preferred Stock, or to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and cash in an amount equal to all dividends declared but unpaid thereon and any and all other amounts owing with respect thereto at such time. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (d)     Mechanics of Automatic Conversions.  Upon the occurrence of
                    ----------------------------------
an event specified in Subsection 2(b), the affected Series of Preferred Stock shall be converted automatically without any further action by the holders of shares thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of shares of Preferred Stock being converted shall be sent notice of the occurrence of an event specified in Subsection 2(b) including the date such event occurred (the "Automatic Conversion Date"), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. On the Automatic Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, together with cash in an amount equal to all

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dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates there shall be issued and delivered to such holder, promptly at such office and in the holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. No fractional share of Common Stock shall be issued upon the automatic conversion of the Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price then in effect.

            (e)     Adjustments to Conversion Price for Diluting Issues.
                    ---------------------------------------------------

                    (i)  Special Definitions.  For purposes of this Subsection
                         -------------------
2(e), the following definitions shall apply:

                         (1) "Option" shall mean rights, options or warrants to
                              ------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2) "Original Issue Date" shall mean, with respect to
                              -------------------
each series of Preferred Stock, the first date on which a share of such series of Preferred Stock was issued.

                         (3) "Convertible Securities" shall mean any evidences
                              ----------------------
of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                         (4) "Additional Shares of Common Stock" shall mean all
                              ---------------------------------
shares of Common Stock issued (or, pursuant to Subsection 2(e)(iii), deemed to be issued) by the Corporation after the applicable Original Issue Date, other than:

                             (A) shares of Common Stock or Convertible
Securities issued or issuable upon exercise of Options outstanding on the Original Issue Date;

                             (B) up to 2,700,000 shares of Common Stock issued
or issuable to officers or employees or directors of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other employee stock bonus arrangement (collectively, the "Plans") approved by the Board of Directors;

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                             (C) shares of Common Stock issued or issuable upon
conversion of shares of Preferred Stock;

                             (D) shares of Series C Preferred Stock issued or
issuable upon exercise of Options outstanding as of the Original Issue Date for the Series D Preferred Stock;

                             (E) shares of Common Stock issued to Technologie-
Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank ("TBG") upon conversion of the DM 4 million silent partnership arrangement in the Corporation's German subsidiary; and

                             (F) shares of Common Stock issued to TBG upon
conversion of any repayment premiums payable to TBG by the Corporation's German subsidiary payment to other silent partnership arrangements in the aggregate amount of DM 6 million.

                    (ii)  No Adjustment of Conversion Price.  Except as set
                          ---------------------------------
forth in Subsection 2(e)(vi), no adjustment in the number of shares of Common Stock into which a series of Preferred Stock is convertible shall be made, by adjustment in the Conversion Price for such series of Preferred Stock in respect of the issuance of Additional Shares of Common Stock, unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Subsection 2(e)(v)) issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share.

                    (iii)  Issue of Securities Deemed Issue of Additional Shares
                           -----------------------------------------------------
of Common Stock.
---------------

                           (1) Options and Convertible Securities.  In the event
                               ----------------------------------
the Corporation at any time or from time to time after the applicable Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                               (A) no further adjustment in the Conversion Price
of any series of Preferred Stock adjusted as a result of such deemed issuance shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                               (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of any series of Preferred Stock adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be readjusted to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                               (C) upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of any series of Preferred Stock adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be readjusted as if:

                                   (I)  in the case of Convertible Securities or
Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                   (II) in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 2(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                               (D) no readjustment pursuant to clause (B) or (C)
above shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock immediately prior to the original adjustment for such deemed issuance, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment for such deemed issuance and such readjustment date;

                               (E) in the case of any Options which expire by
their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price of any series of Preferred Stock shall be made until the exercise of such Options; and

                               (F) if such record date shall have been fixed and
such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Preferred Stock which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price of such series of Preferred Stock shall be adjusted pursuant to this Subsection 2(e)(iii) as of the actual date of their issuance.

                        (2)   Stock Dividends, Stock Distributions and
                              ----------------------------------------
Subdivisions. In the event the Corporation at any time or from time to time
------------
after the applicable Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                               (A) in the case of any such dividend or
distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                               (B) in the case of any such subdivision, at the
close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Preferred Stock which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price of such series of Preferred Stock shall be adjusted pursuant to this Section 2(e)(iii) as of the time of actual payment of such dividend.

                    (iv) Adjustment of Conversion Price Upon Issuance of
                         -----------------------------------------------
Additional Shares of Common Stock. In the event that at any time or from time to
---------------------------------
time after the applicable Original Issue Date, the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(1) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(2), which event is dealt with in Subsection 2(e)(vi)(1)), without consideration or for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

                            (P1) (Q1) + (P2) (Q2)
             NCP   =        ---------------------
                                   Q1 +  Q2

where:
             NCP   =    New Conversion Price of the affected series of Preferred
                        Stock.
             P1    =    Conversion Price for such series of Preferred Stock in
                        effect immediately prior to new issue.

             Q1    =    Number of shares of Common Stock outstanding, or deemed
                        to be outstanding as set forth below, immediately prior
                        to such issue.
             P2    =    Weighted average price per share received by the
                        Corporation upon such issue.
             Q2    =    Number of shares of Common Stock issued, or deemed to
                        have been issued, in the subject transaction.


provided that for the purpose of this Subsection 2(e)(iv), all shares of Common
--------
Stock issuable upon exercise or conversion of any Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 2(e)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding; and provided further, that the
                                             ----------------
applicable Conversion Price shall not be so reduced at any time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                    (v)  Determination of Consideration. For purposes of this
                         ------------------------------
Subsection 2(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property:  Such consideration shall:
                             -----------------

                             (A) insofar as it consists of cash, be computed at
the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                             (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                             (C) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                        (2) Options and Convertible Securities. The
                            ----------------------------------
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2(e)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing
(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (vi) Adjustment for Dividends, Distributions, Subdivisions,
                         -----------------------------------------------------
Combinations or Consolidations of Common Stock.
----------------------------------------------

                         (1) Stock Dividends, Distributions or Subdivisions. In
                             ----------------------------------------------
the event the Corporation shall be deemed to issue Additional Shares of Common Stock pursuant to Subsection 2(e)(iii)(2) in a stock dividend, stock distribution or subdivision, the Conversion Price of each series of Preferred Stock in effect immediately before such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately decreased.

                         (2) Combinations or Consolidations. In the event the
                             ------------------------------
outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (f) Adjustments for Certain Dividends and Distributions. In the
                ---------------------------------------------------
event that at any time or from time to time after the applicable Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

            (g) Adjustment for Reclassification, Exchange, or Substitution.  In
                ----------------------------------------------------------
the event that at any time or from time to time after the applicable Original Issue Date, the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of any share or shares of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (h) No Impairment.  The Corporation shall not, by amendment of its
                -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

            (i) Certificate as to Adjustments.  Upon the occurrence of each
                -----------------------------
adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any such series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price of such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of such series of Preferred Stock.

            (j) Notices of Record Date.  In the event of any taking by the
                ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall send notice to each holder of Preferred Stock at least ten (10) days prior to such record date specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            (k) Common Stock Reserved.  The Corporation shall reserve and keep
                ---------------------
available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

            (l) Certain Taxes.  The Corporation shall pay any issue or transfer
                -------------
taxes payable in connection with the conversion of Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock.

            (m) Closing of Books.  The Corporation shall at no time close its
                ----------------
transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock or Common Stock.

       Section 3.   Restrictions.
       ----------   ------------

            (a) At any time when shares of Preferred Stock are outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or by this

Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Preferred Stock (with calculations based upon the number of shares of Common Stock into which such shares of Preferred Stock are then convertible), voting collectively as a single class, the Corporation will not:

                    (i) consent to any liquidation, dissolution or winding up of the Corporation or merge or consolidate with or into any other entity or entities;

                    (ii) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties and other assets; or

                    (iii) amend this Certificate of Incorporation or the Corporation's By-Laws.

            (b) At any time when shares of a series of Preferred Stock are outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the affirmative vote of the holders of at least two-thirds of the then outstanding shares of that series of Preferred Stock, the Corporation will not:

                    (i) amend, alter or change the designation or any preferences, voting powers, qualifications, or special or relative rights or privileges of that series of Preferred Stock in a manner adverse to the interests of the holders of that series of Preferred Stock in any material respect;

                    (ii) increase the authorized number of shares of that series of Preferred Stock;

                    (iii) create or authorize the creation of any additional class or series of shares of stock unless such class or series ranks junior to that series of Preferred Stock as to both dividends and the distribution of assets on the liquidation, dissolution, winding up or insolvency of the Corporation, or increase the authorized amount of any other class or series of shares of stock unless the same ranks junior to that series of Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution, winding up or insolvency of the Corporation, or create or authorize any obligation or security convertible into shares of that series of Preferred Stock or into shares of any other class or series of shares of stock unless the same ranks junior to that series of Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution, winding up or insolvency of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise.

       Section 4.   Voting Rights.  Except as otherwise required by law or
       ----------   -------------
hereinafter set forth, the holders of Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

            (a) Holders of Common Stock shall have one vote per share; and

            (b) Holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

     With respect to all questions as to which, under law, stockholders are required to vote by classes or series, each series of Preferred Stock shall vote separately as a single class and series apart from each other and from the Common Stock.

     Section 5.     Dividends.
     ----------     ---------

            (a) Dividends may be declared and paid on the Preferred Stock and the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

            (b) If, when and as dividends are declared and paid on shares of the Series C Preferred Stock, the Corporation shall declare and pay at the same time to each holder of the Series D Preferred Stock, a dividend at the same rate, based on the number of shares of Common Stock into which the Series D Preferred Stock and the Series C Preferred Stock are convertible on the record date for the determination of holders of the Series C Preferred Stock entitled to receive such dividend.

            (c) If, when and as dividends are declared and paid on shares of the Series B Preferred Stock, the Corporation shall declare and pay at the same time to each holder of the Series D Preferred Stock and the Series C Preferred Stock, a dividend at the same rate, based on the number of shares of Common Stock into which the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock are convertible on the record date for the determination of holders of the Series B Preferred Stock entitled to receive such dividend.

            (d) If, when and as dividends are declared and paid on shares of the Series A Preferred Stock, the Corporation shall declare and pay at the same time to each holder of the Series D Preferred Stock, Series C Preferred Stock and the Series B Preferred Stock, a dividend at the same rate, based on the number of shares of Common Stock into which the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock is convertible on the record date for the determination of holders of the Series A Preferred Stock entitled to receive such dividend.

            (e) If, when and as dividends are declared and paid on shares of Common Stock, the Corporation shall declare and pay at the same time to each holder of the Preferred Stock, a dividend equal to the dividend which would have been payable to such holder if the shares of the Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend.

       Section 6.   Series B Preferred Stock Redemption.
       ----------   -----------------------------------

            (a) In the event that the Corporation shall exercise its put option to sell shares of capital stock of Sequenom Instruments GmbH to TBG pursuant to that certain Kooperationsvertrag between the Corporation and TBG relating to the investment by the Corporation of DM 3 million in Sequenom Instruments GmbH, the Corporation shall, within 30 days after receipt of the proceeds of the sale of such shares to the TBG, send notice of such exercise (the "Series B Put Exercise Notice") to each holder of record of Series B Preferred Stock, specifying (A) the amount of proceeds so received from the TBG net of any expenses incurred in connection therewith (the "Series B Put Net Proceeds"), (B) the date (the "Series B Redemption Date") on which the Corporation will redeem shares of Series B Preferred Stock from electing holders of the Series B Preferred Stock in accordance with this Section 6, which Series B Redemption Date shall be not less than 45 days nor more than 90 days after the date of such notice (the "Series B Notice Date") and (C) each such holder's Series B Pro Rata Redemption Amount (as hereinafter defined).

            (b) Each holder of Series B Preferred Stock may elect to have the Corporation redeem from it on the Series B Redemption Date, to the extent the Corporation has funds legally available for such purpose, up to a number of shares of Series B Preferred Stock equal to such holder's Series B Pro Rata Redemption Amount (as hereinafter defined) at a redemption price of $1.50 per share. Such election may be made only by delivering to the Corporation within thirty (30) days after the Series B Notice Date (A) a written election signed by such holder specifying the number of shares of Series B Preferred Stock so to be redeemed (which number shall be not more than such holder's Series B Pro Rata Redemption Amount), and (B) certificates for the shares of Series B Preferred Stock so to be redeemed, together with stock powers therefor duly executed by such holder in blank.

            (c) For purposes of this Section 6, each holder of Series B Preferred Stock's "Series B Pro Rata Redemption Amount" shall be the greatest whole number represented by a fraction, the numerator of which is the product of the number of shares of Series B Preferred Stock held by such holder times the Series B Put Net Proceeds, and the denominator of which is the product of the total number of shares of Series B Preferred Stock issued and outstanding times $1.50.

            (d) On the Series B Redemption Date the Corporation shall redeem from the electing holders of Series B Preferred Stock the shares of Series B Preferred Stock as to which election notices have been properly sent, to the extent the Corporation has funds legally available for such purpose.

            (e) If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on the Series B Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares in accordance with the manner of determining the Series B Pro Rata Redemption Amount set forth above. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

     Section 7.     Residual Rights.  All rights accruing to the outstanding
     ----------     ---------------
shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     Section 8.     Notices.  All notices required or permitted to be sent
     ----------     -------
pursuant to this Article Fourth shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by first-class mail postage prepaid (other than in the case of notices to non-U.S. residents) or by fax or DHL, Federal Express or other recognized express international courier service, addressed to the intended recipient at the recipient's address as it appears on the books of the Corporation.

     FIFTH:  The corporation shall have a perpetual existence.

     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this corporation is expressly authorized to make, alter, amend, rescind or repeal the Bylaws of the corporation.

     SEVENTH: The number of directors which constitute the entire Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

     EIGHTH: Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation.

     NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Amended and Restated Certificate of Incorporation has been signed under the seal of this corporation as of this 16th day of
                                                             ------
December, 1998.


SEQUENOM INC.



By:    /s/ Hubert Koster
       -----------------------------
       Hubert Koster, President



ATTEST:



/s/ Stephen Zaniboni
----------------------------------
     Stephen Zaniboni, Secretary

                           CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                SEQUENOM, INC.,
                             a Delaware Corporation

     Sequenom, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the existing Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED, FURTHER, that Section B of Subsection 2(e)(i)(4) of Article Fourth of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows.

                    "(B) up to 3,400,000 shares of Common Stock issued or issuable to officers or employees or directors of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other employee stock bonus arrangement (collectively, the "Plans") approved by the Board of Directors;"

     SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Sequenom, Inc., has caused this certificate to be signed by Hubert Koster, its President, on this 8 day of April 1999.



                                     /s/ Hubert Koster
                                    ---------------------------
                                    Hubert Koster, President